Exhibit 5.1

December 14, 2017

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Re:     Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 (File No. 333-200458) (such Registration Statement, as amended or supplemented, the “Registration Statement”) filed on December 14, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Viveve Medical, Inc., a Delaware corporation (the “Company”) of up to 1,242,793 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), all of which are to be sold by the selling stockholders listed in the Registration Statement under "Selling Security Holders" (the “Selling Stockholders”). The Shares include

●	1,125,269 Shares (the “Registered Shares”) issued pursuant to a Securities Purchase Agreement, dated May 9, 2014 (the “Purchase Agreement”) and
●	117,524 Shares (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) issued pursuant to the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Registered Shares have been duly authorized and validly issued and are fully paid and non-assessable, and the Warrant Shares are duly authorized and, upon issuance and delivery against payment therefor in accordance with the Warrants will be validly issued, fully paid and non-assessable.

Viveve Medical, Inc.

December 14, 2017

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP